Exhibit 10.23

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is entered into by and between Cell Therapeutics, Inc., a Washington corporation (“CTI” or the “Company”), and Steven E. Benner, M.D. (the “Executive”).

WHEREAS, CTI recognizes the Executive’s expertise in connection with Executive’s employment by CTI;

WHEREAS, CTI desires to provide certain severance pay to Executive upon the terms and conditions below, if the Executive’s employment is terminated for the reasons set forth herein; and

NOW, THEREFORE, in consideration of the following promises, mutual agreements and covenants and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Definition of Terms.

For purposes of this Agreement “Cause” is defined as (i) an act of material dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or pleas of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties and provides Executive thirty (30) days to cure any such violation(s).

“Change in Control” shall mean the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing fifty point one percent (50.1%) or more of either (a) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation which does not substantially change the proportional ownership in the Outstanding Company Common Stock and Outstanding Company Voting Securities prior to the reorganization.

Resignation for “Good Reason” shall mean the resignation of the Executive after the following: (A) notice in writing is given to Executive of Executive’s relocation, without the Executive’s consent, to a place of business outside the Greater Puget Sound area, (B) a substantial diminution of the Executive’s responsibilities and benefits in effect on the date hereof, (C) knowledge of an act or intent to commit an act in violation of the Sarbanes-Oxley Act of 2002, the federal securities laws and any other law applicable to the conduct of the Company’s business; provided, however, that “Good Reason” shall not exist if Executive knowingly participated in such act or was aware of its commission or intended commission and did not take reasonable steps to prevent or report it, or (D) the occurrence of a Change in Control. A change in title and any alterations in Executive’s responsibilities which CTI imposes in response to any unsatisfactory or unacceptable work performance by Executive after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties and provides Executive thirty (30) days to cure any such violation(s) shall not constitute a basis for “resignation for Good Reason” under this Agreement.

“Severance Date” shall mean the date specified in a written notice of termination from CTI to the Executive or the date which is the later of CTI’s actual receipt of Executive’s written notice of resignation or the effective date of resignation.

“Severance End Date” shall mean a date eighteen (18) months from the Executive’s Severance Date.

“Severance Pay” shall only mean the Executive’s base salary at the Severance Rate.

“Severance Rate” shall mean only the Executive’s base salary in effect immediately prior to the Severance Date and shall not include any commissions (unless already determined and awarded prior to the Severance Date), vacation pay, sick leave, or the like whatsoever.

1.	Termination of Employment. Subject to the Executive’s continuing obligations under the parties’ Employment Agreement (attached):

(a)	Termination for Cause; Death; Disability; Resignation Without Good Reason. If the Executive’s employment is terminated by CTI for Cause, or if the Executive resigns from employment hereunder, other than for Good Reason or as a result of such Executive’s death or disability (as defined in CTI’s disability plan applicable to the Executive), the Executive shall be entitled only to receive: i) Severance Pay through and including the Severance Date; and ii) pay for all vacation time accrued as of the Severance Date.

(b)

Termination Without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by CTI without Cause, or if the Executive resigns from Executive’s employment for Good Reason and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Executive executes and does not revoke a general release of all claims in the form prescribed by the Company and such release becomes effective within sixty (60) days of Executive’s Separation (the “Deadline”), the Executive shall be entitled to receive: (i) eighteen (18) months of Severance Pay; (ii) an amount equal to the greater of the average of the three (3) prior years’ bonuses or thirty percent (30%) of base salary in effect upon Executive’s Severance Date; (iii) pay for all vacation time accrued as of the Severance Date; and (iv) CTI shall continue to pay premiums to maintain any life insurance for Executive, existing and paid for by CTI as of the Severance Date, for eighteen (18) months following the Severance Date. The parties agree that the foregoing shall be paid as follows: (w) the Severance Pay provided in (i) above shall be paid in eighteen (18) equal installments pursuant to CTI’s regular payroll procedures commencing on the Company’s first normal payroll date that occurs on or after the Deadline, (x) the severance provided in (ii) above shall be paid on the first normal payroll date on or after the Deadline, (y) the accrued but unused vacation shall be paid on the Severance Date and (z) premium payments for life insurance shall be made on each regularly scheduled due date for such payments beginning with the first regularly scheduled due date that occurs on or after the Deadline Date (with any payments due prior to such time being made on such date). In addition, CTI shall reimburse the Executive for any premium payments for COBRA continuation coverage for the Executive and Executive’s covered dependents under CTI’s medical plan only for the period from the Severance Date until the earlier of: (1) a date eighteen (18) months after the Severance Date; or (2) a date on which the Executive is covered under the medical plan of another employer, which does not exclude pre-existing conditions. At Executive’s sole cost and expense, Executive may elect to exercise any disability insurance conversion originally available to Executive under the then existing group or individual disability insurance policies. In the event of a breach of the Inventions and Proprietary Information Agreement, in addition to any other remedy available to CTI, all of CTI’s obligations under this Section 1(b) shall terminate immediately.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each payment that is paid under the preceding paragraph (other than payments referenced in Section 1(b)(iii) above and COBRA reimbursements) is hereby designated as a separate payment. Notwithstanding anything stated herein, if the Company (for this purpose, “employer” as defined in Treasury Regulation Section 1.409A-1(h)(3)) is publicly traded on an established securities market or otherwise at the time of Executive’s Separation and, at the time of Executive’s Separation Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), then any severance that Executive would otherwise be entitled to pursuant to 1(b) during the six (6) month period following his Separation (for purposes of clarity, this does not include amounts referenced in Section 1(b)(iii) above or COBRA reimbursements) shall not be paid during such six (6) month period and shall instead be paid on the first business day following the expiration of such six (6) month period or, if earlier, the date of Executive’s death, and any remaining payments shall continue to be paid in accordance with this Section 1(b).

The Executive shall have no right under this Agreement or otherwise to receive any bonus, stock options, or other compensation awarded or benefits provided, determined or paid subsequent to the Severance Date to other employees of CTI, pro rata or otherwise. However, if Executive is terminated by CTI without Cause or the Executive resigns from

Executive’s employment for Good Reason, all unvested stock based compensation to which the Executive may have rights on the Severance Date shall accelerate and immediately vest and all options shall remain exercisable as provided for in the parties’ corresponding Stock Option Agreement(s). Notwithstanding the foregoing, if and only if, CTI is a privately held company on the Executive’s Severance Date, CTI shall recommend to the Board of Directors to extend the exercise period from three (3) months to two (2) years after the Severance Date for stock options other than any incentive stock options in which the Executive may have rights on the Severance Date; provided however, should CTI stock become publicly traded during any extended stock option exercise period granted hereunder, Executive may only exercise stock options in which Executive may have rights during the three (3) month period following the date a corresponding S-8 registration statement is declared effective; or ii) the last day of the extended stock option exercise period. The decision to accept CTI’s recommendation to extend the exercise period shall be within the sole discretion of the Board of Directors. If CTI Common Stock is publicly traded on the Severance Date, any exercise period will remain as provided for in the parties’ corresponding Stock Option Agreement(s).

2.

Section 280G. Notwithstanding anything contained in this Agreement, or in any other employment, severance or similar agreement between Executive and the Company to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to Executive, or for Executive’s benefit, under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless Executive shall have given prior written notice (to the extent such a notice does not result in any tax liabilities under Section 409A of the Code) specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments of benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation. A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Executive and the Company within five (5) days of the date of termination of Executive’s employment, if applicable, or such other time as requested by Executive or the Company (provided Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to any Benefits, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless Executive provides written notice to the Company within ten (10) days of the delivery of the Determination to Executive that Executive disputes such Determination, the Determination shall be binding, final and conclusive upon Executive and the Company.

3.	Agreement Termination; Employment at Will. This Agreement shall terminate on the date of termination of the Executive’s employment or, if applicable, the Severance End Date, but Executive’s obligations under the attached Inventions and Proprietary Information Agreement shall continue in accordance with the terms and conditions therein. Although this Agreement sets forth certain rights and obligations of CTI and Executive if Executive’s employment is terminated without Cause by CTI or if the Executive resigns for Good Reason from CTI, nothing in this Severance Agreement is intended to limit CTI’s right or ability to terminate the Executive’s employment with or without cause at any time or the Executive’s ability to resign Executive’s employment for any reason. No term of this Severance Agreement shall be construed to conflict with or lessen Executive’s obligations under the Employment Agreement previously signed.

4.	Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties. Any such modification, amendment or waiver on the part of CTI shall have been previously approved by the Board. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of any provision of this Agreement. This Agreement shall be binding upon any successor to CTI, by merger or otherwise.

5.	Withholding. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and similar deductions. Additionally, if the Executive owes any moneys to CTI on the Severance Date, Executive’s signature below constitutes Executive’s written consent to deduct from any Severance Pay amounts that the Executive owes CTI.

6.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS.

7.	Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, without limitation. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

8.	Voluntary Agreement. Executive understands the significance and consequences of this Agreement and acknowledges that CTI has not coerced Executive’s acceptance thereof, and has signed this Agreement only after full reflection and analysis. Executive expressly confirms that the Agreement is to be given full force and effect according to all of its terms. Executive was advised to seek legal counsel prior to signing the Agreement.

9.	Assignment. This Agreement will be binding upon and inure to the benefits of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor to the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of CTI and by the Executive in Executive’s individual capacity as of the date(s) set forth below.

CELL THERAPEUTICS, INC.		EXECUTIVE

By:	/s/ James Bianco, M.D.	/s/ Steven Benner, M.D.

Title: Chief Executive Officer		Steven Benner, M.D.

Date: July 18, 2012		Date: July 19, 2012

Address:	501 Elliott Avenue West, Suite 400	Address: 1221 First Avenue, Apt. 1507
	Seattle, WA 98119	Seattle, WA 98101

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